Exhibit 4.3

THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISPOSITION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE AFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

WARRANT TO PURCHASE SHARES

of

SOLAREDGE TECHNOLOGIES, INC.

Issue Date: December 28, 2012

This certifies that, for value received, KREOS CAPITAL IV (EXPERT FUND) LIMITED. or its permitted assigns (“Holder”) is entitled, subject to the terms set forth herein, to purchase from SOLAREDGE TECHNOLOGIES, INC., a Delaware corporation (the “Company”), the number of Warrant Shares (as defined below) specified herein, upon: (a) surrender of this Warrant; (b) delivery of either (i) Notice of Exercise or (ii) Notice of Cashless Exercise, as applicable, each, substantially in the form annexed hereto, duly completed and executed on behalf of the Holder; and (c) either (i) simultaneous payment therefor of the Exercise Price as set forth in Section 3 below in the event of exercise under Section 6.1.1, or (ii) a calculation of the number of Warrant Shares to be issued in the event of a cashless exercise provided for in Section 6.1.2. The number and Exercise Price of Warrant Shares are subject to adjustment as provided below

This Warrant is issued in connection with that certain Agreement for the Provision of a Loan Facility of up to US$10,000,000, dated as of December 28, 2012 (the “Loan Agreement”).

1.              Term of Warrant.

Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, at any time during the term commencing on the date hereof and ending at the earliest of: (i) 16:00 Israel time on December 28, 2022 (the tenth anniversary of the date hereof); or (ii) twelve (12) months after an initial public offering of the Company’s Common Stock (the “Common Stock”) in connection with which all the outstanding shares of Preferred Stock of the Company (the “Preferred Shares”) are converted into shares of Common Stock pursuant to the Company’s Certificate of Incorporation, as may be amended from time to time (the “COI”) (an “IPO”); or (iii) immediately prior to the consummation of a merger, consolidation, or reorganization of the Company with or into, or the sale of all or substantially all the assets or shares of the Company to, any other entity or person, other than a wholly-owned subsidiary of the Company, excluding any transaction in which stockholders of the Company prior to the transaction will hold more than fifty percent (50%) of the voting and economic rights of the surviving entity after the transaction (an “M&A Transaction” and together with an IPO, an “Exit Event”) (the “Term”), and shall be void thereafter; provided, that, the

Company shall notify the Holder in writing at least 7 days prior to the end of the Term under clauses (i) and (ii) above. If the Company fails to provide the aforementioned notice of expiration, then the Term shall be extended until 14 days after actual notice is provided.

2.              Warrant Shares.

The shares issuable to the Holder upon exercise of this Warrant (or any part thereof) (the “Warrant Shares”) shall be shares of Series D-1 Preferred Shares of the Company.

3.              Exercise Price.

The exercise price per Warrant Share (the “Exercise Price”) at which this Warrant may be exercised shall be US$ 2.309, being the Original Series D Issue Price (as defined in the Company’s COI as in effect on the date hereof) of the Series D- 1 Preferred Shares, subject to adjustment from time to time pursuant to Section 12 hereof.  It is agreed that the Warrant Shares issuable upon exercise of this Warrant shall upon their issuance bear identical financial rights (with respect, for example, to liquidation preference, dividend preference and anti-dilution protection) as the other shares of the same class of shares of the Warrant Shares under the COI.[Not relevant]

4.              Number of Warrant Shares Available for Purchase.

The Company hereby grants to the Holder a warrant to purchase 563,014 Warrant Shares.

5.              Minimum Proceeds.

In the event that (i) the Holder exercises the Warrant Shares in full upon or (if applicable) after an Exit Event; and (ii) the aggregate Fair Market Value (as defined in section 6.1.2 below) of the Warrant Shares so exercised less the exercise price paid thereof (the “Value”) is lower than US$ 750,000 (the “Minimum Value”), then the Company shall pay the Holder, in addition to any other amounts due to the Holder under the Loan Agreement, an amount equal to the difference between the Minimum Value and the Value.

6.              Exercise of Warrant

6.1. Manner of Exercise.

This Warrant is exercisable by the Holder, in whole or in part, on one or more occasions, at any time and from time to time, during the Term, by the surrender of this Warrant and the applicable Notice of Exercise annexed hereto, duly completed and executed on behalf of the Holder, at the principal office of the Company.

6.1.1.         Exercise for Cash. To exercise for cash, the Holder shall deliver to the Company, concurrently with the surrender of this Warrant, a check or a wire transfer in immediately available funds for the aggregate Exercise Price for the

Warrant Shares being purchased. Payment of the Exercise Price may be made in Dollars.

6.1.2.         Cashless Exercise. In lieu of the payment method set forth in Section 6.1.1 above, this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant and the Notice of Cashless Exercise annexed hereto, duly completed and executed and indicating the number of Warrant Shares with respect to which the Warrant is being exercised, at the principal office of the Company (a “Cashless Exercise”). In the event of a Cashless Exercise, the Holder shall exchange the Warrant, or any portion thereof (without payment by the Holder of any cash or other consideration) for that number of Warrant Shares calculated as follows: (a)(i) the number of Warrant Shares with respect to which the Warrant is being exercised (adjusted to the date of calculation, but excluding those Warrant Shares already issued under this Warrant), multiplied by (ii) an amount equal to the Fair Market Value per Warrant Share at the time of such Cashless Exercise minus the Exercise Price (as adjusted to the date of such calculation); divided by (b) the Fair Market Value per Warrant Share. For the purposes of this Warrant, the “Fair Market Value” means: (i) in the event of an exercise of this Warrant contingent upon the closing of an IPO, the initial “Price to Public” of one Warrant Share or the Shares of Common Stock issuable upon conversion of such Warrant Share at the closing of such; (ii) in the event of an exercise of this Warrant contingent upon the closing or consummation (as the case may be) of an M&A Transaction, the price per Warrant Share (assuming conversion of the Warrant Shares, adjusted to the date of such calculation, but excluding those shares already issued under the Warrant) as determined in such transaction. If the price per Warrant Share in an M&A Transaction is not determined, then as determined by mutual agreement of the Company and the Holder of this Warrant. If the Holder and the Company cannot mutually agree on the fair market value, such value shall be determined by a reputable independent appraiser selected by the Holder with the consent of the Company (which consent shall not be unreasonably withheld), and whose fees and expenses shall be borne by the Company.

6.2.  Conditional Exercise.

In connection with an IPO or an M&A Transaction, as applicable, the exercise of this Warrant may be made conditional upon the closing of such transaction. The Company shall notify the Holder in writing at least 7 days prior to the closing of such transaction and include in such notice the terms of such transaction, and provide the Holder with any material updates and changes to the terms thereof promptly in writing.

6.3.  Result of Exercise.

This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, or, if exercised pursuant to Section 6.2 above, immediately prior to the closing (or consummation, as the case may be) of the IPO or M&A Transaction, as applicable, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date, or the closing date of such event, as applicable. As promptly as practicable on or after such date and in any event within five (5) days thereafter, at the Holder’s request, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of shares issuable upon such exercise. In the event that this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the remaining number of Warrant Shares for which this Warrant may then be exercised.

7.              No Fractional Shares.

No fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall round down to the nearest whole number the number of shares to be issued and in lieu of such fractional shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

8.              Replacement of Warrant.

On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of loss, theft, or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

9.              Rights of Stockholders.

Subject to Section 12 of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of Preferred Shares or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, until this Warrant or any portion hereof shall have been exercised and the Warrant Shares shall have been issued, as provided herein. Nothing in the foregoing to the contrary, upon exercise of this Warrant, or any portion thereof, the Holder shall be entitled to all rights of a holder of the class of shares constituting the Warrant Shares under the COI, and in addition all rights on the same terms and conditions afforded, by contract or otherwise, to the investors and/or purchasers of such shares in connection with the applicable financing round in which such shares were purchased, as applicable and as of the exercise of the Warrant. The Holder shall join any investors’/stockholders’ rights agreement, stockholders agreement and any other agreement between the Company and the stockholders of the Company, then in effect, and to be deemed a holder thereunder of the class of shares constituting the Warrant Shares, and be afforded the same rights and obligations attached to the shares thereunder. Without derogating from the above, the parties hereby agree that upon exercise of this Warrant, the Warrant Shares purchased by the Holder in any such exercise shall be deemed “Registrable Securities”, and shall have piggyback registration rights and S-3 registration rights provisions pari passu with the holders of Preferred Shares.

10.       Reservation of Shares.

The Company covenants that during the Term this Warrant is exercisable, the Company will reserve from its authorized and unissued share capital a sufficient number of shares to provide for the issuance of Warrant Shares upon the exercise of this Warrant and the shares of Common Stock issuable upon conversion of the Warrant Shares (the “Conversion Shares”). The Company further covenants that all Warrant Shares and Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable, and will be free from all taxes, liens, and charges in respect of the issue thereof. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers to register the Holder as the owner of Warrant Shares and Conversion Shares, and to execute and issue the necessary certificates for Warrant Shares and Conversion Shares, upon the exercise of this Warrant and the conversion of the Warrant Shares, respectively.

11.       Amendments and Waivers.

Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holder. No waivers of, or exceptions to any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

12.       Adjustments.

The Exercise Price and the number and kind of Warrant Shares purchasable hereunder are subject to adjustment from time to time as follows:

12.1.                     Reclassification, etc.

If the Company at any time while this Warrant, or any portion thereof, remains outstanding and unexpired shall, by reorganization or reclassification of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes (including, without limitation, in case of conversion of all shares of the class as to which purchase rights under this Warrant exist into shares of Common Stock), this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such reorganization or reclassification or other change and the Exercise Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that this Warrant shall be exercisable into, in lieu of the number of Warrant Shares which the Holder would otherwise have been entitled to receive, a number of shares of such other class or classes of shares that would have been subject to receipt by the Holder had the Holder exercised the Warrant immediately before that change. If however (i) the Preferred Share into which this Warrant is exercisable shall at any time be converted into the same or a different number of securities of any other class or classes of securities that are inferior in rights than the Preferred Share (a “Conversion”); or (ii) the rights of the Preferred Share into which this Warrant is exercisable are adversely changed (an “Adverse Change”), then, without the prior written approval of the Holder, such conversion or change shall not be deemed a reorganization or reclassification of securities for the purposes of this Section 12.1, and this Warrant and the Warrant Shares shall remain unchanged and not be subject to the Conversion or the Adverse Change, as applicable, unless: (A) such conversion or change applies equally and unconditionally to all the holders of such Preferred Share and securities that are convertible into such Preferred Share; or (B) such conversion or change is subject to and conditional upon the consummation of a Liquidation Event or IPO.

12.2.                     Split, Subdivision or Combination of Shares.

If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist (including, with respect to a split or subdivision, by way of the issuance of a share dividend or bonus shares), into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased and the number of securities issuable upon exercise proportionately increased in the case of a split or subdivision or the Exercise Price of such securities shall be proportionately increased and the number of securities issuable upon exercise proportionately decreased in the case of a combination.

12.3.                     Adjustments for Share Dividends or Other Securities or Property.

If, while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional shares or other securities or property of the Company by way of dividend or otherwise, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon the exercise of this Warrant, and without payment of any additional consideration thereof, the amount of such other or additional shares or other securities or property as aforesaid of the Company which such Holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional securities available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 12.

12.4.                     Anti-Dilution Adjustment.

If, while this Warrant, or any portion hereof, remains outstanding and unexpired, the Company issues or sells any class or series of securities or any instrument convertible into securities of the Company at a price per share such that the class of Warrant Shares into which this Warrant is exercisable are entitled to an anti-dilution adjustment pursuant to the COI, or if the conversion price of the class of Warrant Shares into which this Warrant is exercisable is otherwise being reduced, then such reduction shall be deemed to apply automatically to the Warrant Shares purchasable by exercising this Warrant, such that upon such exercise, the conversion price of the Warrant Shares shall be that reduced conversion price determined for the class of shares constituting the Warrant Shares.

12.5.                     Other Events.

If, while this Warrant, or any portion hereof, remains outstanding and unexpired, any other event occurs as to which the provisions of this Section 12 do not strictly apply or if strictly applicable would not fairly protect the purchase rights of the Holder in accordance with the provisions hereof, then the board of directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Exercise Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder upon exercise for the same aggregate Exercise Price the total number, class and kind of shares as such Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

12.6.                     Certificate as to Adjustments.

Upon the occurrence of each adjustment or readjustment pursuant to this Section 12, the Company shall, upon the written request of the Holder of this Warrant, furnish or cause to be furnished to such Holder a certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property which at the time would be received upon the exercise of the Warrant.

12.7.                     No Impairment.

The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 12 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment.

13.       Governing Law.

This Warrant and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Israel without regard to its conflict of law principles. Any dispute arising under or with respect to this Warrant shall be resolved in any court in Israel where such court finds jurisdiction over the parties. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum and each party irrevocably waives the right to proceed in any other jurisdiction. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence thereof.

14.       Successors and Assigns; Transfer.

Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. The Holder may freely assign, distribute or otherwise transfer this Warrant, with respect to all or any portion of the Warrant Shares hereunder together with the Loan Agreement to either a Permitted Transferee of the Holder (as defined in the Company’s Investors Rights Agreement) or to a reputable financial institution, provided the Holder provides a notice thereof to the Company.

15.       Investment Representation.

Neither this Warrant nor the Warrant Shares issuable upon the exercise of this Warrant have been registered under the Securities Act, or any other securities laws. The Holder acknowledge by acceptance of the Warrant that (a) it has acquired this Warrant for investment and not with a view to distribution; (b) it has either a pre-existing personal or business relationship with the Company, or its executive officers, or by reason of its business or financial experience, it has the capacity to protect its own interests in connection with the transaction; and (c) it is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act; (d) it is capable of evaluating the merits and risks of the purchase of this Warrant and the Warrant Shares issuable pursuant to the terms of this Warrant; and (e) it is able to bear the economic risk of the purchase of the Warrant Shares issuable on exercise of this Warrant. The Holder agrees that any Warrant Shares issuable upon exercise of this Warrant will be acquired for investment and not with a view to distribution and such Warrant Shares will not be registered under the Securities Act and applicable state securities laws and that such Warrant Shares may have to be held indefinitely unless they are subsequently registered or qualified under the Securities Act and applicable state securities laws, or based on an opinion of counsel reasonably satisfactory to the Company, an exemption from such registration and qualification is available.

16.       Representations and Warranties of the Company.

The Company represents and warrants to the Holder as follows as of the date hereof:

16.1.                     This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.

16.2.                     The Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and not subject to any preemptive or participation rights.

16.3.                     The execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the COI, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and, except for consents that have already been obtained by the Company, do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person.

16.4.                     All necessary consents of stockholders and other third parties with respect to the issuance of this Warrant and the Warrant Shares upon exercise thereof have been obtained, and the Company has no outstanding issuance obligations, rights of first offer, pre-emptive or participation rights, anti-dilution rights or other similar rights with respect to the issuance of this Warrant and the Warrant Shares upon exercise thereof, or any such rights have been exercised, waived or cancelled.

16.5.                     Certain Information. The Company agrees to provide the Holder at any time and from time to time with such information as the Holder may reasonably request for purposes of the Holder’s compliance with regulatory, accounting and reporting requirements applicable to the Holder. In addition, for as long as this Warrant remains outstanding, the Company shall, at the Holder’s request, provide the Holder with (i) the Company’s quarterly consolidated financial statements, annual audited financial statements within one hundred and fifty (150) days of year-end, certified by an independent certified public accountant acceptable to the Holder, in the same form and together with holders of Preferred Shares of the Company; and (ii) annual operating budgets and projection within ten (10) days from board of directors’ approval, and as revised.

16.6.                     Expenses. The Company shall pay to the Holder, on the Holder’s demand, all expenses incurred by the Holder in connection with any amendment, supplement to, or waiver and/or consent in connection with, this Warrant, or any proposal for such an amendment to be made, initiated or requested by the Company.

17.       Survival.

The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Warrant.

18.       Notices.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon delivery to the party to be notified in person, by facsimile (upon confirmation of successful transmission) or by courier service or four days after deposit by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	SolarEdge Technologies Ltd.
6 HeHarash St., P.O.Box 7349, Neve Neeman, Hod Hasharon 45240, Israel

Fax: +972 9 957-6591
For the attention of: General Counsel

If to the Holder:	Kreos Capital IV (Expert Fund) Limited.
47 Esplanade, St Helier, Jersey
Fax: +44 1534 889 884
Attn: The Directors

with a copy to:
Kadouch & Co., Law Offices
8 Abba Eban Blvd.

Herzliya 46733, Israel
Fax: +972-9-9525450
Attn: Emmanuel Kadouch, Adv.

19.       Delays or Omissions.

Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach or default of the Company under this Warrant, shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Warrant, or any waiver on the part of any Holder of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Warrant or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

20.       Severability.

In the event that any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Warrant shall continue in full force and effect without said provision, and such provision shall be given effect to the extent legally possible.

21.       Titles and Subtitles.

The titles and subtitles used in this Warrant are used for convenience only and are not considered in construing or interpreting this Warrant.

IN WITNESS HEREOF, the parties have executed this Warrant as of December 28, 2012.

SOLAREDGE TECHNOLOGIES, INC.		KREOS CAPITAL IV (EXPERT FUND) LIMITED

By:	/s/ Guy Sella	By:	/s/ Illegible

Name:	Guy Sella	Name:
Title:	President	Title:

NOTICE OF EXERCISE

To: SOLAREDGE TECHNOLOGIES, INC.

NOTICE OF EXERCISE

1.                                 The undersigned hereby irrevocably elects to purchase              Series D-1 Preferred Shares of SOLAREDGE TECHNOLOGIES, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2.                                 Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Signature)

(Date)

CASHLESS EXERCISE FORM

To: SOLAREDGE TECHNOLOGIES, INC.

NOTICE OF CASHLESS EXERCISE

1.              The undersigned hereby elects to exercise its Cashless Exercise rights, pursuant to Section 6.1.2 of the attached Warrant, with respect to           Series D-1 Preferred Shares of SOLAREDGE TECHNOLOGIES, INC., pursuant to the terms of the Warrant.

2.              Please issue a certificate or certificates representing the number of shares issuable after deducting the shares withheld in lieu of payment of the exercise price, in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Signature)

(Date)